Exhibit 99.2

News Release

PartnerRe Ltd. Estimates Claims from European Windstorm Kyrill Will Be
Between $50-$65 Million

     PEMBROKE, Bermuda, January 24, 2007 -- PartnerRe Ltd. (NYSE:PRE) today announced that claims relating to its exposure to Windstorm Kyrill, which hit Europe last week, are expected to be between $50-$65 million.

     Windstorm Kyrill battered the U.K., France, the Netherlands, Germany and several other Northern and Central European countries with winds over 80 miles per hour, causing severe and widespread damage and human casualties. Claims are expected to emanate from several European countries with the largest number from Germany and Austria.

     PartnerRe’s loss estimate is based on the assessment of individual treaties as well as client data. PartnerRe is a leading multi-line reinsurer in Europe and Kyrill losses are expected to be contained within our Worldwide Specialty (including catastrophe) and Global Property & Casualty sub-segments.

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     PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk transfer solutions. At December 31, 2005, total revenues were $4.2 billion. As of September 30, 2006 total assets were $14.8 billion, total capitalization was $4.4 billion and total shareholders’ equity was $3.5 billion.

      PartnerRe on the Internet: www.partnerre.com

     Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Hallie Bozzi
Media Contact: Celia Powell